Exhibit 99.1

Blink Charging and Envoy Reach Agreement, Releasing Blink from all Payment Obligations and Liability

Bowie, Md. – 06 Aug 2025 – Blink Charging Co. (NASDAQ: BLNK) (“Blink” or the “Company”), a leading global owner, operator, and provider of electric vehicle (EV) charging equipment and services, announced today that it has reached a mutual agreement with the former shareholders of Envoy Technologies, Inc. (“Envoy”), a wholly-owned subsidiary of Blink and leading provider of on-demand electric vehicle (EV) car-sharing services for real estate communities, to amend the organizations’ original agreement and plan of merger, satisfying Blink’s liability.

The new amendment provides that the sole remaining payment obligation to the former equity holders of Envoy are now fully satisfied, and that Blink will be released from all claims and liabilities, following the issuance of $10 million in shares of Company common stock, valued based on the volume-weighted average trading price for the 25 trading days preceding the issuance date, and warrants exercisable for shares of Company common stock with an aggregate notional value of $11 million, divided into three tranches with vesting conditions based on specific stock price achievements.

Blink will be granting Envoy’s former equity holders:

●	$2.5 million worth of warrants that will vest upon the common stock of Blink reaching a price per share of $1.70 for seven consecutive days;

●	$2.5 million worth of warrants that will vest upon the common stock of Blink reaching a price per share of $2.10 for seven consecutive days; and

●	$6 million worth of warrants that will vest upon the common stock of Blink reaching a price per share of $4.85 for seven consecutive days.

All shares of Company common stock initially issued or issued pursuant to the exercise of warrants will be subject to a 120-day leak-out period commencing on initial issuance or exercise of warrant, as applicable, allowing sales limited to 2% per day (and 5% in the last 30 days), with a cap of 20% per month.

Blink will host a conference call to review second quarter 2025 results at a new date and time. An announcement will follow shortly with more information.

About Envoy

Envoy is a pioneering EV fleet technology and electric car-sharing service provider headquartered in Culver City, CA. Envoy’s offerings include all-electric car-sharing services in the United States for private properties as an amenity such as apartments, hotels, and workplaces. Real estate owners and operators cooperate with Envoy to introduce community shared mobility programs that enrich the lives of their residents, members, and guests enhancing mobility as part of their lifestyle. Envoy’s amenity services support nationwide goals to reduce parking demand and individual car ownership. Developers can leverage Envoy’s inclusion in their projects to access development incentives, aligning with urban development goals.

About Blink Charging

Blink Charging Co. (Nasdaq: BLNK) is a global leader in electric vehicle (EV) charging equipment and services, enabling drivers, hosts, and fleets to easily transition to electric transportation through innovative charging solutions. Blink’s principal line of products and services includes Blink’s EV charging network (“Blink Network”), EV charging equipment, and EV charging services. The Blink Network uses proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. Blink has established key strategic partnerships for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs.

For more information, please visit https://blinkcharging.com/

Blink Investor Relations Contact

Vitalie Stelea

IR@BlinkCharging.com

305-521-0200 ext. 446

Blink Media Contact

Felicitas Massa

PR@BlinkCharging.com

305-521-0200 ext. 266